Exhibit 5.1

July 16, 2019

pdvWireless, Inc., d/b/a Anterix

3 Garret Mountain Plaza, Suite 401

Woodland Park, New Jersey 07424

Ladies and Gentlemen:

We have acted as counsel to pdvWireless, Inc. d/b/a Anterix, a Delaware corporation (the “Company” or “Anterix”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 333,334 shares of the Company’s common stock (the “Shares”), $0.0001 par value per share. The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-230847) of the Company that was declared effective April 22, 2019 (the “Initial Registration Statement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Preliminary Prospectus Supplement dated July 15, 2019 (the “Preliminary Prospectus Supplement”) and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we advise you that, in our opinion, when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Preliminary Prospectus Supplement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America, and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the related final prospectus supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP